Exhibit 99.1
PRESS RELEASE
For further information, contact:

David W. Pijor, Esq., Chairman and Chief Executive Officer
Phone: (703) 436-3802
Email: dpijor@fvcbank.com

Patricia A. Ferrick, President
Phone: (703) 436-3822
Email: pferrick@fvcbank.com
FOR IMMEDIATE RELEASE – April 20, 2023

FVCBankcorp, Inc. Announces
First Quarter 2023 Earnings; Balance Sheet Repositioning; Deposit and Liquidity Growth

Fairfax, VA-FVCBankcorp, Inc. (NASDAQ: FVCB) (the “Company”) today reported its financial results for the first quarter of 2023.

First Quarter Selected Highlights
•Fortified and Well Capitalized Balance Sheet. FVCBank (the “Bank”) has a resilient balance sheet with Tangible Common Equity ("TCE") to Total Assets ("TA") ratio of 8.92% at March 31, 2023. The Company’s investment securities are classified as available-for-sale, and therefore, the decrease in market value of these securities is fully reflected in the TCE/TA ratio. All of the Company’s regulatory capital components and ratios are well in excess of thresholds required to be considered "well capitalized" with total risk based capital to risk-weighted assets of 13.48% at March 31, 2023.
•Quarter-Over-Quarter and Year-Over-Year Deposit Growth. Total deposits increased $80.2 million, or 4%, to $1.91 billion at March 31, 2023 from $1.83 billion at December 31, 2022 and increased $91.0 million, or 5%, from March 31, 2022. Deposits, excluding wholesale deposits, increased $14.9 million during the quarter ended March 31, 2023.
•Low Uninsured Deposit Metrics Compared to Peers. As of March 31, 2023, estimated uninsured deposits improved to 32.5% of total deposits from 39.7% at December 31, 2022. The Company has sufficient capital and liquidity resources to satisfy these obligations.
•Diverse Sources of Available Liquidity. At March 31, 2023, the Company’s liquidity position, which includes cash totaling $144.9 million, unencumbered investment securities totaling $95.6 million, and available unsecured and secured borrowing capacity totaling $524.9 million, was significantly in excess of its estimated uninsured deposits totaling $621.8 million, or 123% of uninsured deposits. The Company has the ability to access the Federal Reserve’s new Bank Term Funding Program (“BTFP”), which would increase borrowing capacity by $15.6 million. The Company did not access the BTFP facility during the first quarter of 2023.
•Adoption of Current Expected Credit Losses Model. The Company adopted Accounting Standards Update 2016-13 (“CECL”) on January 1, 2023. As a result, the Company’s allowance for credit losses (“ACL”) to loans, net of fees, increased from 0.87% at December 31, 2022 to 1.07% on January 1, 2023, the date of adoption. At March 31, 2023, the allowance for credit losses to total loans when excluding its mortgage company warehouse lines was 1.11%.
•Continued Solid Credit Quality. Nonperforming loans to total assets remained at 0.19% for December 31, 2022 and March 31, 2023. The Company recorded net recoveries of $23 thousand, or (0.01)% of average loans in the first quarter of 2023.

Net income for the first quarter of 2023 was $621 thousand, or $0.03 diluted earnings per share, compared to $6.6 million, or $0.36 diluted earnings per share, for the quarterly period ended March 31, 2022. As previously disclosed in the Company’s Form 10-K filed on March 24, 2023, net income for the quarter ended March 31, 2023 includes an after-tax loss totaling $3.6 million from the February sale of $40.3 million in available-for-sale investment securities which was part of a balance sheet repositioning. The proceeds from the securities sale were deployed in part to repay high-cost short-term borrowings totaling $20 million from the Federal Home Loan Bank of Atlanta (“FHLB”) and to fund higher yielding newly originated commercial loans. Further information on this balance sheet restructuring can be found below. Additionally, net income for the first quarter of 2023 includes the Company’s portion of losses from its membership interest in Atlantic Coast Mortgage, LLC (“ACM”), which was $625 thousand, net of tax, compared to income of $707 thousand, net of tax, for the quarter ended March 31, 2022.

Commercial bank operating earnings, which exclude the losses on the above-noted securities sales, income or loss from the minority membership interest in ACM, and 2022 merger-related expenses, all net of tax, for the three months ended March 31, 2023 and December 31, 2022 were $4.8 million and $5.5 million, respectively, a decrease of $689 thousand. Commercial bank operating earnings are expected to improve as a result of salary expense reductions, net interest margin improvement from the Company’s balance sheet repositioning and reduction of wholesale funding costs, and increased net interest income on newly originated commercial loans. Diluted commercial bank operating earnings per share for the three months ended March 31, 2023 and December 31, 2022 were $0.26 and $0.30, respectively. The Company considers commercial bank operating earnings a more reflective financial measure of the Company’s operating performance than net income. Commercial bank operating earnings is determined by methods other than in accordance with U.S. generally accepted accounting principles (“GAAP”). A reconciliation of non-GAAP financial measures to their most comparable financial measure in accordance with GAAP can be found in the tables below.

On December 15, 2022, the Company announced that the Board of Directors approved a five-for-four split of the Company’s common stock in the form of a 25% stock dividend for shareholders of record on January 9, 2023, payable on January 31, 2023. Earnings per share and all other per share information reflected herein have been adjusted for the five-for-four split of the Company’s common stock for comparative purposes.

Management Comments
David W. Pijor, Chairman and Chief Executive Officer of the Company, said:

“Our March customer communications reinforced the Bank’s longstanding trust-based relationships with our valued customers, illustrated by an increase in non-wholesale deposits of nearly $15 million during the quarter. As part of our ongoing strategic initiatives completed before the recent bank failures, we executed the securities sales to improve our margin by selling low yielding securities to reduce higher cost borrowings and deploy proceeds into higher yielding loans. In January, we executed interest rate swaps to add lower rate fixed funding to enhance liquidity and protect against rising interest rates. As an added precaution following the announcement of the bank failures, we increased wholesale funding to provide additional liquidity and increased borrowing capacity, while continuing to grow core deposits.

During the first quarter of 2023, we continued to add new customers and work with existing relationships as we enhanced their banking experience with an innovative digital banking platform.

We continue to be thankful for our ability to grow our customer base and further diversify our loans and deposits. While we are mindful of the economic uncertainty in the current rate environment, we will continue to support our communities with measured loan growth that meets our risk-adjusted return requirements.

We are acutely alert to the challenges facing the community banking industry and the economy as a whole. FVCbank’s team remains committed to a thoughtful, conservative, strategic approach to meeting the needs of our customers and community, balanced by managing the risks we face, and by constantly seeking to improve, with technology if possible, every aspect of our operations.”

First Quarter Balance Sheet Repositioning
The Company reviews its balance sheet and interest rate sensitivity on an ongoing basis as part of its asset/liability risk management process. During February 2023, with the expectation of continued increases in short-term interest rates during 2023, the Company modeled various scenarios to improve balance sheet efficiency, reduce cost of funds, and improve margin and capital ratios. Because of the long-term value of this analysis, the Company executed a repositioning strategy through the sale of a portion of U.S. government agency low-yielding mortgage-backed investment securities available-for-sale at a one-time loss. The proceeds of this strategy were used to repay high cost short-term FHLB advances and to fund higher yielding newly originated commercial loans. During late February, the Company sold $40.3 million in investment securities available-for-sale, or 12% of the portfolio, for an after-tax loss of $3.6 million. This transaction was neutral to shareholders’ equity and tangible book value, as the loss recorded was already reflected in accumulated other comprehensive loss. The balance sheet repositioning is accretive to net interest income, net interest margin and return on average assets in future periods. For the quarter ended March 31, 2023, net interest margin improved 5 basis points as a result of this repositioning.

Additionally, during the first quarter, the Company fixed $150 million of wholesale funding through the execution of pay-fixed/receive-floating interest rate swaps. The interest rate swaps have a weighted average rate of 3.50%, have a maturity of five years, and are designated against a mix of FHLB advances and brokered certificates of deposits. Classified as cash flow hedges, the market value fluctuations will not impact future earnings, but will impact accumulated other comprehensive loss. For the quarter ended March 31, 2023, net interest margin improved 5 basis points as a result of the reduction in wholesale funding costs.

Management will continue to evaluate other balance sheet opportunities that would improve operating efficiency, cost of funds, and net interest margin as conditions warrant.

Minority Investment in Mortgage Banking Operation
In August 2021, the Company acquired a membership interest in ACM for $20.4 million, or 0.01% of total assets, to diversify its loan portfolio while providing competitive residential mortgage products to its customers as well as generate additional revenue. The Company’s investment in ACM is reflected as a nonconsolidated minority investment, and as such, the Company’s income generated from the investment is included in non-interest income. For the first quarter of 2023, the Company reported a pre-tax loss of $801 thousand compared to a pre-tax loss of $1.4 million during the quarter ended December 31, 2022 related to its investment in ACM. ACM has benefited from its disciplined expense reduction initiatives coupled with its strategic investments in recruiting and new branch acquisition, which has resulted in a decrease in ACM’s operating losses by 30% for the first quarter of 2023 when compared to the fourth quarter of 2022.

During the first quarter, ACM implemented additional expense reductions of operations and corporate support staff resulting in reductions of total fixed expenses of 22% year-over-year as of March 31, 2023. ACM has experienced significant increases in new business activity and volume due to a 27% increase in mortgage originators year-over-year as of March 31, 2023. New funded volume for the first quarter of 2023 totaled $358 million, an increase of 13% from the previous quarter, and reflects substantial increases month over month within the first quarter of 2023, with March posting the highest monthly funding volume since July 2022.

ACM experienced increases in prequalification applications of 79% during the first quarter of 2023 compared with the fourth quarter of 2022, and an 18% increase from the same prior year quarter, despite the overall mortgage industry decline in existing home sales and mortgage origination market volumes. New applications and rate locks during the first quarter of 2023 increased 51%, and ACM’s locked pipeline increased 74% when comparing the first quarter of 2023 to the fourth quarter of 2022.

ACM’s growth strategy includes continued growth in markets outside of the Washington, D.C. metropolitan area. Applications in areas outside of the Washington, D.C. metropolitan area are up 50% for the first quarter of 2023 compared to the year ago quarter and prequalification applications more than doubled over that same time period.

While headwinds from higher interest rates and lack of housing inventory are expected to weigh on the mortgage industry through 2023, the Company believes ACM is well positioned to weather this market downturn and to generate future growth and earnings.

Statement of Condition
Total assets were $2.35 billion at March 31, 2023, an increase of $4.7 million, or 0.2%, compared to $2.34 billion at December 31, 2022, and an increase of $258.9 million, or 12%, compared to $2.09 billion at March 31, 2022.

Loans receivable, net of deferred fees, were $1.83 billion at March 31, 2023 and $1.84 billion at December 31, 2022, a decrease of $12.3 million, or 0.7%. Compared to March 31, 2022, loans receivable, net of deferred fees, increased $315.6 million, or 21%, from $1.51 billion, year-over-year. During the first quarter of 2023, new loan originations totaled $61.0 million and repayments of loans and lines of credit totaled $73.3 million. As of the date of this press release, commercial loans originated during 2023 totaled $60.1 million and had a weighted average yield of 7.10%.

Investment securities were $239.7 million at March 31, 2023, $278.3 million at December 31, 2022, and $330.6 million at March 31, 2022. Investment securities decreased $38.6 million during the quarter ended March 31, 2023, primarily as a result of the $40.3 million of available-for-sale securities sale in February 2023, principal paydowns of $5.9 million, and a $7.6 million decrease in the portfolio's unrealized losses. The investment securities portfolio consists of primarily mortgage-backed securities which are guaranteed by the Federal National Mortgage Association, the Federal Home Loan Mortgage Corporation or the Government National Mortgage association. The effective duration of the investment securities portfolio continues to be slightly over 5 years, which is within the industry average. As of March 31, 2023, all but $264 thousand of the Company's investment securities were classified as available-for-sale. The decrease in the market value of the investment securities portfolio was driven by the increasing rate environment that began in 2022 and there was no other-than-temporary impairment at March 31, 2023.

Total deposits increased $80.2 million, or 4%, to $1.91 billion at March 31, 2023 from $1.83 billion at December 31, 2022, and increased $91.0 million, or 5%, from March 31, 2022. Noninterest-bearing deposits were $425.8 million at March 31, 2023, or 22% of total deposits. At March 31, 2023, core deposits, which exclude wholesale deposits, increased $14.9 million from the previous quarter end. Uninsured deposits to total deposits were 32.5% at March 31, 2023, an improvement from 39.7% at December 31, 2022. As a member of the IntraFi Network, the Bank offers products to its customers who seek to maximize FDIC insurance protection (“reciprocal deposits”). At March 31, 2023, December 31, 2022, and March 31, 2022, reciprocal deposits totaled $189.9 million, $117.6 million, and $181.2 million, respectively, and are considered part of the Company’s core deposit base. Time deposits (which exclude wholesale deposits) increased $103.8 million, or 40%, to $364.3 million at March 31, 2023 from December 31, 2022, and were 23% of core deposits, representing new and existing customer deposits as customers were looking to fix interest rates on their deposit balances.

The Company has had consistent deposit inflows over the last several quarters, including the current quarter, with new non-time deposit inflows totaling $118 million and $116 million for the first quarter of 2023 and the fourth quarter of 2022, respectively. Most deposit outflows are attributable to typical transactional activity associated with the Company’s title company, 1031 exchange, and homeowner association deposit base. Outflows from these deposit customers slowed down during the first quarter of 2023. Title and 1031 exchange company deposits decreased $82.6 million from December 31, 2022 to March 31, 2023. Deposits from municipalities increased $59.1 million during the first quarter of 2023, which are collateralized by a portion of the Company’s investment securities portfolio. The Company maintains a growing deposit pipeline headed into the second quarter of 2023.

Wholesale deposits increased $65.4 million to $313.4 million during the first quarter of 2023 and increased $278.4 million from March 31, 2022. Wholesale deposits were used to pay off FHLB advances at maturity freeing up collateral for future use as needed. In late March 2023, the Company increased its wholesale deposits by $100 million with a weighted average cost of 5.06% in response to the liquidity concerns in the banking sector as a result of bank failures that occurred. These wholesale deposits are considered temporary as the Bank replaces these funds with core deposit growth. Other borrowed funds decreased $76 million, or 29%, to $189.0 million at March 31, 2023 from $265.0 million at December 31, 2022. Wholesale deposits and other borrowings are partially fixed at a weighted average rate of 2.95% as the Company has executed $250 million in pay-fixed/receive-floating interest rate swaps to reduce these funding costs.

Shareholders’ equity at March 31, 2023 was $204.2 million, an increase of $1.8 million, or 1%, from December 31, 2022 and an increase of $3.3 million, or 2%, from March 31, 2022. During the first quarter of 2023, retained earnings decreased $2.8 million as a result of the adoption of CECL. In addition, the Company repurchased 90,952 of its common shares at an average price of $13.42 (including commissions) in accordance with its approved share repurchase program, which was extended on March 16, 2023. Accumulated other comprehensive loss decreased $3.7 million, which was related to the improvement in market value of the Company’s available-for-sale investment securities portfolio.

Book value per share at March 31, 2023, December 31, 2022, and March 31, 2022 was $11.53, $11.58, and $11.51, respectively. Tangible book value per share (a non-GAAP financial measure which is defined in the tables below) at March 31, 2023, December 31, 2022, and March 31, 2022 was $11.09, $11.14, and $11.05, respectively. Tangible book value per share, excluding accumulated other comprehensive loss (a non-GAAP financial measure which is defined in the tables below), at March 31, 2023, December 31, 2022, and March 31, 2022 was $12.95, $13.23 and $12.15, respectively.

The Company’s bank subsidiary, FVCbank, remains well-capitalized at March 31, 2023, with total risk-based capital of 13.48%, common equity tier 1 risk-based capital of 12.48%, and tier 1 leverage ratio of 10.38%.

Asset Quality
The Company adopted CECL as of January 1, 2023 in accordance with the required implementation date and recorded the impact of the adoption to retained earnings, net of deferred income taxes, as required by the standard. Note that prior to the adoption of CECL, the Company utilized an incurred loss model to derive its best estimate of the allowance for loan losses. Reserves for credit losses increased $3.7 million and consisted of increases to the allowance for credit losses as well as the Company's reserve for unfunded commitments (referred to in combination herein as ACL). For the most recent quarter, subsequent to the aforementioned adoption, the Company recorded a provision for credit losses of $242 thousand compared to a provision of $729 thousand for the three months ended December 31, 2022 and a $350 thousand provision for the three months ended March 31, 2022. The Company continues to lend to well-established and relationship-driven borrowers and has a proven track record of low historical credit losses.

The Company continues to maintain disciplined credit guidelines during the current rising interest rate environment. The Company proactively monitors the impact of rising interest rates on its adjustable loans as the industry navigates through this economic cycle of increased inflation and higher interest rates. Credit quality metrics remain strong for the first quarter of 2023 with a marginal increase in specific reserves to $107 thousand. The Company recorded net loan recoveries of $23 thousand during the first quarter of 2023 compared to net loan charge-offs of $2 thousand during the quarter ended December 31, 2022 and net loan charge-offs of $415 thousand during the quarter ended March 31, 2022, consistent with the Company’s track record of low charge-offs. The ACL at March 31, 2023 and December 31, 2022, was $20.0 million and $16.0 million, respectively. ACL coverage to nonperforming loans increased to 449.4% at March 31, 2023, compared to 357.0% as of December 31, 2022 as a result of the adoption of CECL.

The ACL to total loans, net of fees, was 1.09% at March 31, 2023, compared to 0.87% at December 31, 2022 and 0.92% at March 31, 2022. The Company does not record a reserve on ACM’s warehouse lines due to the repurchase agreement in place with ACM, and as such, the allowance for credit losses to total loans when excluding the warehouse lines was 1.11% at March 31, 2023.

Nonperforming loans and loans 90 days or more past due at March 31, 2023 totaled $4.4 million, or 0.19% of total assets, composed of three commercial relationships and two consumer relationships. This compares to $4.5 million and $3.5 million in nonperforming loans and loans 90 days or more past due at December 31, 2022 and March 31, 2022, respectively. The Company had no other real estate owned and there were no modifications for borrowers who were experiencing financial difficulty for the quarters ended March 31, 2023 and March 31, 2022.

Commercial real estate loans totaled $1.10 billion, or 60% of total loans, net of fees, at each of March 31, 2023 and December 31, 2022. The commercial real estate portfolio, including construction loans, is diversified by asset type and geographic concentration. The Company manages this portion of the portfolio in a disciplined manner, and has comprehensive policies to monitor, measure and mitigate its loan concentrations within this portfolio segment, including rigorous credit approval, monitoring and administrative practices. Included in commercial real estate are loans secured by office buildings totaling $101.6 million, or 6% of total loans, and retail shopping centers totaling $264.9 million, or 15% of total loans, at March 31, 2023. Multi-family commercial properties totaled $188.2 million, or 10% of total loans, at March 31, 2023. The following table provides further stratification of these asset classes as of March 31, 2023 (dollars in thousands).

Owner Occupied Commercial Real Estate				Non-Owner Occupied Commercial Real Estate				Construction
Asset Class	Average Loan-to-Value (1)	Number of Total Loans	Bank Owned Principal (2)	Average Loan-to-Value (1)	Number of Total Loans	Bank Owned Principal (2)	Top 3 Geographic Concentration	Number of Total Loans	Bank Owned Principal (2)	Total Bank Owned Principal (2)	% of Total Loans
Office, Class A	69%	5	$6,579	50%	5	$4,204	Counties of Fairfax and Loudoun, Virginia and Montgomery County, Maryland	1	$2,836	$13,619
Office, Class B	49%	38	16,365	48%	31	62,518		—	—	78,883
Office, Class C	45%	8	3,567	44%	10	4,703		1	806	9,076
Subtotal		51	$26,511		46	$71,425		2	$3,642	$101,578	5.56%

Retail- Neighorhood/Community Shop		—	$—	44%	32	$87,630	Prince George's County, Maryland, Fairfax County, Virginia and Washington, D.C.	2	$9,455	$97,085
Retail- Restaurant	59%	9	8,367	46%	17	36,352		—	—	44,719
Retail- Single Tenant	61%	5	2,049	42%	22	38,326		—	—	40,375
Retail- Anchored,Other	72%	2	2,091	52%	11	37,122		1	1,559	40,772
Retail- Grocery-anchored		—	—	43%	7	41,310		1	654	41,964
Subtotal		16	$12,507		89	$240,740		4	$11,668	$264,915	14.50%

Multi-family, Class A (Market)		—	$—	28%	1	$—	Washington, D.C., Baltimore City, Maryland and Arlington County, Virginia	1	$737	$737
Multi-family, Class B (Market)		—	—	63%	21	78,813		—	—	78,813
Multi-family, Class C (Market)		—	—	58%	58	72,097		2	4,855	76,952
Multi-Family-Affordable Housing		—	—	54%	23	27,536		1	4,116	31,652
Subtotal		—	$—		103	$178,446		4	$9,708	$188,154	10.29%
Information as of March 31, 2023										$554,647	30.35%

1) Loan-to-value is determined at origination date against current bank owned principal.
2) Bank owned principal not adjusted for deferred fees or costs.
3) Debt service coverage policy is 1.20x or greater required at origination date.

The loans shown in the above table exhibit strong credit quality with only one loan that was classified at March 31, 2023, totaling $1.7 million, out of $554.6 million in these loan categories. During its assessment of the allowance for credit losses, the Company addressed the credit risks associated with these portfolio segments and believes that as a result of its conservative underwriting discipline at loan origination, the Company has appropriately reserved for possible credit concerns in the event of a downturn in economic activity.

Income Statement
Net income for the three months ended March 31, 2023 was $621 thousand, a decrease of $6.0 million, compared to $6.6 million for the same period of 2022. On a linked quarter basis, net income decreased $4.3 million, from $4.9 million for the quarter ended December 31, 2022. As mentioned above, net income for the quarter ended March 31, 2023 includes an after-tax loss totaling $3.6 million from the February sale of $40.3 million in available-for-sale investment securities which was part of a balance sheet repositioning. The proceeds from the securities sale were deployed in part to pay off high-cost short-term borrowings totaling $20 million from the FHLB and fund higher yielding newly originated commercial loans. Additionally, net income for the first quarter of 2023 includes the Company’s portion of losses from its membership interest in ACM, which was $801 thousand, compared to income of $912 thousand for the quarter ended March 31, 2022.

Net interest income totaled $14.0 million, a decrease of $1.1 million, or 7%, for the quarter ended March 31, 2023, compared to the year ago quarter, and a decrease of $1.9 million, or 12%, compared to the fourth quarter of 2022. The decrease in net interest income for the three months ended March 31, 2023 compared to the linked quarter ended December 31, 2022 and the quarter ended March 31, 2022 is primarily due to an increase in funding costs, which have increased precipitously as a result of Federal Reserve monetary policy coupled with the need to meet intense competition from market area banks, brokerages and the U.S. Treasury.

Interest income on loans increased $7.8 million, or 50%, for the three months ended March 31, 2023, compared to the same period of 2022. Compared to the linked quarter, interest income on loans increased $2.0 million, or 9%, for the three months ended March 31, 2023. The increase in interest income for the three months ended March 31, 2023, compared to the year ago quarter was primarily related to an increase in both loan yields, which increased 88 basis points, and the volume of average loans, which increased $356.6 million. On a linked quarter basis, the increase in interest income is due to the increased yield on loans receivable by 20 basis points along with the increase in average loan volume of $85.7 million during the quarter.

Interest expense on deposits increased $7.0 million for the three months ended March 31, 2023, compared to the same period of 2022, and increased $2.9 million compared to the three months ended December 31, 2022, all a result of the unprecedented quantitative tightening and the change in deposit mix to 16% wholesale deposits. As a preemptive defensive measure, management increased liquidity through additional wholesale funding given the uncertainty surrounding the isolated bank failures announced in March. The increase in wholesale deposits provided enhanced liquidity on the Company’s balance sheet while freeing up collateral from other funding sources such as the FHLB and reduced net interest margin for the first quarter of 2023 by 2 basis points.

The Company's net interest margin decreased to 2.60% for the quarter ended March 31, 2023 compared to 3.15% for the quarter ended March 31, 2022. Margin compression slowed and began to improve intra-quarter primarily because of the securities sales and through the Company’s execution of $150 million in additional pay-fixed/receive-floating interest rate swaps.

On a linked quarter basis, net interest margin decreased 36 basis points from 2.96% for the quarter ended December 31, 2022. The decrease in net interest margin is primarily due to the rising rate environment and associated rapid increase to the cost of funds. The average yield on total loans for the first quarter of 2023 increased 20 basis points to 5.11% compared to 4.91% for the linked quarter ended December 31, 2022, and increased 88 basis points from 4.23% for the year ago quarter as a result of loans originated at higher rates in addition to repricing of variable rate loans.

The cost of funds, which includes non-interest bearing deposits, increased 68 basis points to 1.97% for the first quarter of 2023 as compared to 1.29% for the linked quarter ended December 31, 2022 and increased 155 basis points as compared to 0.42% for the quarter ended March 31, 2022. The cost of interest-bearing deposits for the first quarter of 2023 was 2.61% compared to 1.72% for the fourth quarter of 2022, an increase of 89 basis points, and an increase from 0.60% for the year-ago quarter.

The Company’s cumulative deposit beta (which is calculated comparing the change in deposit interest rates from March 31, 2022 to March 31, 2023 excluding wholesale deposits) is less than 33% over the past year as the Federal Reserve began increasing short-term interest rates. Based on the Company’s most recent asset/liability model, the

Company’s interest rate sensitivity position was neutral, positioning the Company’s balance sheet for an improvement in net interest income when the Federal Reserve pivots to an accommodative monetary policy.

Noninterest income reported for the quarter ended March 31, 2023 was a loss of $4.6 million compared to a loss of $10 thousand for the linked quarter ended December 31, 2022 and income of $1.6 million for the quarter ended March 31, 2022. The noninterest loss during the most recent quarter is primarily attributable to the Company's loss of $4.6 million related to its sale of available-for-sale investment securities as part of the Company's balance sheet repositioning strategy and the loss recorded associated with its investment in ACM, totaling $801 thousand during the first quarter of 2023.

Fee income from loans was $77 thousand for the quarter ended March 31, 2023, compared to $84 thousand for the first quarter of 2022. Service charges on deposit accounts and other fee income totaled $357 thousand for the first quarter of 2023, a decrease of $33 thousand from the year ago quarter. Income from bank-owned life insurance (“BOLI”) increased $94 thousand to $332 thousand for the three months ended March 31, 2023, compared to $238 thousand for the same period of 2022, as the Company purchased additional BOLI totaling $15 million during the second quarter of 2022.

Noninterest expense totaled $9.0 million for the quarter ended March 31, 2023 compared to $8.4 million for the same three-month period of 2022, an increase of $568 thousand, or 7%. On a linked quarter basis, noninterest expense decreased $192 thousand, or 2%, from $9.2 million for the quarter ended December 31, 2022. Salaries and benefits expense was $5.0 million for each of the first quarters of 2023 and 2022. Included in salaries and benefits expense is approximately $100 thousand related to severances paid to employees during the first quarter of 2023. Staffing changes made year-to-date are expected to result in annualized savings of approximately $1.0 million. Compared to the linked quarter, salaries and benefits expense decreased $208 thousand for the first quarter of 2023 primarily as a result of a decrease in accruals for incentive compensation. Occupancy and equipment expense increased $41 thousand and $125 thousand compared to the quarters ended December 31, 2022 and March 31, 2022, respectively, primarily as a result of an increase in amortization of newly implemented business development solutions. Legal expenses related to loan workouts (which is included in other operating expense on the income statement) increased $224 thousand for the first quarter of 2023 when compared to the year ago quarter in a continued effort to mitigate credit risk and potential loss. The Company expects to recover these loan legal expenses later in 2023.

The efficiency ratio for core bank operating earnings, excluding 2022 merger-related expenses, losses on the sale of available-for-sale investment securities, and income from minority membership interests, for the quarters ended March, 31, 2023, December 31, 2022, and March 31, 2022, were 61.0%, 55.3%, and 52.8%, respectively. A reconciliation of the aforementioned efficiency ratio, a non-GAAP financial measure, can be found in the tables below.

The Company recorded a benefit for income taxes of $486 thousand for the three months ended March 31, 2023, compared to a provision for income taxes of $1.3 million for the same period in 2022. The effective tax rate for each of the three months ended March 31, 2023 and March 31, 2022 was less than the Company's combined federal and state statutory rate of 22.5% primarily because of discrete tax benefits recorded as a result of exercises of nonqualified stock options during 2023 and 2022.

About FVCBankcorp, Inc.
FVCBankcorp, Inc. is the holding company for FVCbank, a wholly-owned subsidiary that commenced operations in November 2007. FVCbank is a $2.35 billion asset-sized Virginia-chartered community bank serving the banking needs of commercial businesses, nonprofit organizations, professional service entities, their owners and employees located in the greater Baltimore and Washington, D.C. metropolitan areas. FVCbank is based in Fairfax, Virginia, and has 9 full-service offices in Arlington, Fairfax, Manassas, Reston and Springfield, Virginia, Washington, D.C., and Baltimore, Bethesda, and Rockville, Maryland.

For more information about the Company, please visit the Investor Relations page of FVCBankcorp, Inc.’s website, www.fvcbank.com.

Cautionary Note About Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited, statements of goals, intentions, and expectations as to future trends, plans, events or results of the Company’s operations and policies and regarding general economic conditions. In some cases, forward-looking statements can be identified by use of words such as “may,” “will,” “anticipates,” “believes,” “expects,” “plans,” “estimates,” “potential,” “continue,” “should,” and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company’s market, interest rates and interest rate policy, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. These forward-looking statements are based on current beliefs that involve significant risks, uncertainties, and assumptions. Factors that could cause the Company’s actual results to differ materially from those indicated in these forward-looking statements, include, but are not limited to: general business and economic conditions nationally or in the markets that the Company serves could adversely affect, among other things, real estate valuations, unemployment levels, inflation levels, the ability of businesses to remain viable, consumer and business confidence, and consumer or business spending, which could lead to decreases in demand for loans, deposits, and other financial services that the Company provides and increases in loan delinquencies and defaults; the risk of changes in interest rates on levels, composition and costs of deposits, loan demand, and the values and liquidity of loan collateral, securities, and interest sensitive assets and liabilities; changes in the Company's liquidity requirements could be adversely affected by changes in its assets and liabilities; changes in the assumptions underlying the establishment of reserves for possible credit losses; changes in market conditions, specifically declines in the commercial and residential real estate market, volatility and disruption of the capital and credit markets, and soundness of other financial institutions we do business with; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System, inflation, interest rate, market and monetary fluctuations; risks inherent in making loans such as repayment risks and fluctuating collateral values; the Company's investment securities portfolio is subject to credit risk, market risk, and liquidity risk as well as changes in the estimates used to value the securities in the portfolio; declines in the Company's common stock price or the occurrence of what management would deem to be a triggering event that could, under certain circumstances, cause us to record a noncash impairment charge to earnings in future periods; the strength of the United States economy in general and the strength of the local economies in which we conduct operations; geopolitical conditions, including acts or threats of terrorism, or actions taken by the United States or other governments in response to acts or threats of terrorism and/or military conflicts, which could impact business and economic conditions in the United States and abroad; the occurrence of significant natural disasters, including severe weather conditions, floods, health related issues or emergencies, including the COVID-19 pandemic, and other catastrophic events; our management of risks inherent in our real estate loan portfolio, and the risk of a prolonged downturn in the real estate market, which could impair the value of our collateral and our ability to sell collateral upon any foreclosure; changes in consumer spending and savings habits; technological and social media changes; changing bank regulatory conditions, policies or programs, whether arising as new legislation or regulatory initiatives, that could lead to restrictions on activities of banks generally, or our subsidiary bank in particular, more restrictive regulatory capital requirements, increased costs, including deposit insurance premiums, regulation or prohibition of certain income producing activities or changes in the secondary market for loans and other products; the impact of changes in financial services policies, laws and regulations, including laws, regulations and policies concerning taxes, banking, securities and insurance, and the application thereof by regulatory bodies; the impact of changes in laws, regulations and policies affecting the real estate industry; the effect of changes in accounting policies and practices, as may be adopted from time to time by bank regulatory agencies, the U.S. Securities and Exchange Commission, the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setting bodies; the timely development of competitive new products and services and the acceptance of these products and services by new and existing customers; the willingness of users to substitute competitors’ products and services for our products and services; the effect of acquisitions we may make, including, without limitation, the failure to achieve the expected revenue growth and/or expense savings from such acquisitions; changes in the level of our nonperforming assets and charge-offs; our involvement, from time to time, in legal proceedings and examination and remedial actions by regulators; potential exposure to fraud, negligence, computer theft and cyber-crime; and the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 and in other periodic and current reports filed with the U.S. Securities and Exchange Commission. Because of these uncertainties and the assumptions on which the forward-looking statements are based, actual operations and results in the future may differ materially from those indicated herein. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company’s past results are not necessarily indicative of future performance.

###

FVCBankcorp, Inc.
Selected Financial Data
(Dollars in thousands, except share data and per share data)
(Unaudited)

	At or For the Three Months Ended,
	3/31/2023	12/31/2022	3/31/2022
Selected Balances
Total assets	$2,348,995	$2,344,322	$2,090,121
Total investment securities	253,403	293,945	336,864
Total loans, net of deferred fees	1,828,123	1,840,434	1,512,475
Allowance for credit losses	(19,058)	(16,040)	(13,763)
Total deposits	1,910,386	1,830,162	1,819,355
Subordinated debt	19,579	19,565	19,524
Other borrowings	189,000	265,000	25,000
Reserve for unfunded commitments	922	—	—
Total stockholders’ equity	204,156	202,382	200,873
Summary Results of Operations
Interest income	$25,334	$23,341	$17,223
Interest expense	11,320	7,462	2,172
Net interest income	14,014	15,879	15,051
Provision for credit losses	242	729	350
Net interest income after provision for credit losses	13,772	15,150	14,701
Noninterest income - loan fees, service charges and other	434	421	474
Noninterest income - bank owned life insurance	332	356	238
Noninterest income (loss) - minority membership interest	(801)	(787)	912
Noninterest income - loss on sale of available-for-sale investment securities	(4,592)	—	—
Noninterest expense	9,010	9,202	8,442
Income before taxes	135	5,938	7,883
Income tax expense (benefit)	(486)	1,035	1,270
Net income	621	4,903	6,613
Per Share Data
Net income, basic (5)	$0.04	$0.28	$0.38
Net income, diluted (5)	$0.03	$0.27	$0.36
Book value (5)	$11.53	$11.58	$11.51
Tangible book value (1)(5)	$11.09	$11.14	$11.05
Tangible book value, excluding accumulated other comprehensive losses (1)(5)	$12.95	$13.23	$12.15
Shares outstanding	17,705,455	17,475,668	13,967,009
Selected Ratios
Net interest margin (2)	2.60%	2.96%	3.15%
Return on average assets (2)	0.11%	0.89%	1.30%
Return on average equity (2)	1.21%	9.87%	12.63%
Efficiency (3)	95.98%	57.99%	50.63%
Loans, net of deferred fees to total deposits	95.69%	100.56%	83.13%
Noninterest-bearing deposits to total deposits	22.29%	23.95%	30.00%
Reconciliation of Net Income (GAAP) to Commercial Bank Operating Earnings (Non-GAAP)(4)
GAAP net income reported above	$621	$4,903	$6,613
Add: Merger and acquisition expense	—	—	125
Add: Loss on sale of available-for-sale investment securities	4,592	—	—
Add (Subtract): Loss (Income) from minority membership interest	801	787	(912)
Subtract: provision for income taxes associated with non-GAAP adjustments	(1,186)	(173)	177
Net Income, core bank operating earnings (non-GAAP)	$4,828	$5,517	$6,003
Earnings per share - basic (non-GAAP core bank operating earnings)(5)	$0.27	$0.32	$0.35
Earnings per share - diluted (non-GAAP core bank operating earnings)(5)	$0.26	$0.30	$0.33
Return on average assets (non-GAAP core bank operating earnings)	0.85%	1.00%	1.18%
Return on average equity (non-GAAP core bank operating earnings)	9.40%	11.11%	11.46%
Efficiency ratio (non-GAAP core bank operating earnings)	60.96%	55.25%	52.76%
Capital Ratios - Bank
Tangible common equity (to tangible assets)	8.92%	8.86%	9.26%
Total risk-based capital (to risk weighted assets)	13.48%	13.28%	14.15%
Common equity tier 1 capital (to risk weighted assets)	12.48%	12.45%	13.32%
Tier 1 leverage (to average assets)	10.38%	10.75%	10.96%
Asset Quality
Nonperforming loans and loans 90+ past due	$4,446	$4,493	$3,486
Nonperforming loans and loans 90+ past due to total assets	0.19%	0.19%	0.17%
Nonperforming assets to total assets	0.19%	0.19%	0.17%
Allowance for credit losses to loans	1.09%	0.87%	0.91%
Allowance for credit losses to loans, excluding PPP loans	1.09%	0.87%	0.92%
Allowance for credit losses to nonperforming loans	449.41%	357.00%	394.81%
Net charge-offs (recoveries)	$(23)	$2	$415
Net charge-offs (recoveries) to average loans (2)	(0.01)%	—%	0.11%
Selected Average Balances
Total assets	$2,268,193	$2,202,407	$2,038,094
Total earning assets	2,184,546	2,126,032	1,940,037
Total loans, net of deferred fees, excluding PPP	1,829,775	1,742,734	1,454,917
Total deposits	1,785,442	1,811,098	1,757,999
Other Data
Noninterest-bearing deposits	$425,838	$438,269	$545,856
Interest-bearing checking, savings and money market	806,934	883,480	1,061,925
Time deposits	364,265	260,421	176,574
Wholesale deposits	313,350	247,992	35,000

(1) Non-GAAP Reconciliation (4)	At or For the Three Months Ended,
(Dollars in thousands, except per share data)	3/31/2023	12/31/2022	3/31/2022

Total stockholders’ equity	$204,156	$202,382	$200,873
Less: goodwill and intangibles, net	(7,735)	(7,790)	(7,982)
Tangible Common Equity	$196,421	$194,592	$192,891
Less: Accumulated Other Comprehensive Income (Loss) ("AOCI")	(32,863)	(36,568)	(19,215)
Tangible Common Equity excluding AOCI	$229,284	$231,160	$212,106

Book value per common share (5)	$11.53	$11.58	$11.51
Less: intangible book value per common share (5)	(0.44)	0.44	(0.46)
Tangible book value per common share (5)	$11.09	$11.14	$11.05
Add: AOCI (loss) per common share (5)	(1.86)	(2.09)	(1.10)
Tangible book value per common share, excluding AOCI (5)	$12.95	$13.23	$12.15
(2)Annualized.
(3)Efficiency ratio is calculated as noninterest expense divided by the sum of net interest income and noninterest income.
(4)Some of the financial measures discussed throughout the press release are “non-GAAP financial measures.” In accordance with SEC rules, the Company classifies a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP in our consolidated statements of income, balance sheets or statements of cash flows.
(5) Amounts above reflect the effect of a 5-for-4 stock split declared on December 15, 2022 for shareholders of record on January 9, 2023, paid on January 31, 2023.

FVCBankcorp, Inc.
Summary Consolidated Statements of Condition
(Dollars in thousands)
(Unaudited)

			% Change		% Change
			Current		From
	3/31/2023	12/31/2022	Quarter	3/31/2022	Year Ago

Cash and due from banks	$13,300	$7,253	83.4%	$16,869	-21.2%
Interest-bearing deposits at other financial institutions	131,643	74,300	77.2%	122,117	7.8%
Investment securities	239,698	278,333	-13.9%	330,602	-27.5%
Restricted stock, at cost	13,705	15,612	-12.2%	6,262	118.9%
Loans, net of fees:
Commercial real estate	1,096,633	1,097,302	-0.1%	925,342	18.5%
Commercial and industrial	187,228	212,922	-12.1%	155,340	20.5%
Paycheck protection program	614	1,951	-68.5%	13,685	-95.5%
Commercial construction	156,026	147,272	5.9%	178,857	-12.8%
Consumer real estate	352,413	330,635	6.6%	173,251	103.4%
Warehouse facilities	29,045	42,699	-32.0%	59,268	-51.0%
Consumer nonresidential	6,164	7,653	-19.5%	6,732	-8.4%
Total loans, net of fees	1,828,123	1,840,434	-0.7%	1,512,475	20.9%
Allowance for credit losses	(19,058)	(16,040)	18.8%	(13,763)	38.5%
Loans, net	1,809,065	1,824,394	-0.8%	1,498,712	20.7%

Premises and equipment, net	1,174	1,220	-3.8%	1,504	-22.0%
Goodwill and intangibles, net	7,735	7,790	-0.7%	7,982	-3.1%
Bank owned life insurance (BOLI)	55,704	55,371	0.6%	39,409	41.3%
Other assets	76,971	80,049	-3.8%	66,664	15.5%

Total Assets	$2,348,995	$2,344,322	0.2%	$2,090,121	12.4%

Deposits:
Noninterest-bearing	$425,838	$438,269	-2.8%	$545,856	-22.0%
Interest checking	498,242	578,340	-13.8%	727,202	-31.5%
Savings and money market	308,691	305,140	1.2%	334,723	-7.8%
Time deposits	364,265	260,421	39.9%	176,574	106.3%
Wholesale deposits	313,350	247,992	26.4%	35,000	795.3%
Total deposits	1,910,386	1,830,162	4.4%	1,819,355	5.0%

Other borrowed funds	189,000	265,000	-28.7%	25,000	656.0%
Subordinated notes, net of
issuance costs	19,579	19,565	0.1%	19,524	0.3%
Reserve for unfunded commitments	922	—	100.0%	—	100.0%
Other liabilities	24,952	27,213	-8.3%	25,369	-1.6%

Stockholders’ equity	204,156	202,382	0.9%	200,873	1.6%

Total Liabilities & Stockholders' Equity	$2,348,995	$2,344,322	0.2%	$2,090,121	12.4%

FVCBankcorp, Inc.
Summary Consolidated Income Statements
(Dollars in thousands, except per share data)
(Unaudited)

	For the Three Months Ended
			% Change		% Change
			Current		From
	3/31/2023	12/31/2022	Quarter	3/31/2022	Year Ago

Net interest income	$14,014	$15,879	-11.7%	$15,051	-6.9%
Provision for credit losses	242	729	66.8%	350	-30.9%
Net interest income after provision for credit losses	13,772	15,150	-9.1%	14,701	-6.3%

Noninterest income:
Fees on loans	77	74	3.8%	84	-8.6%
Service charges on deposit accounts	215	248	-13.2%	234	-8.0%
BOLI income	332	356	-6.7%	238	39.6%
(Loss) Income from minority membership interest	(801)	(787)	1.8%	912	-187.8%
Loss on sale of available-for-sale investment securities	(4,592)	—	100.0%	—	100.0%
Other fee income	142	99	43.4%	156	-9.0%
Total noninterest income	(4,627)	(10)	46,168.4%	1,624	-384.9%

Noninterest expense:
Salaries and employee benefits	5,015	5,223	-4.0%	4,978	0.7%
Occupancy and equipment expense	965	924	4.4%	840	14.9%
Data processing and network administration	622	615	1.2%	542	14.8%
State franchise taxes	584	509	14.8%	509	14.8%
Professional fees	184	325	-43.3%	361	-48.9%
Merger and acquisition expense	—	—	0.0%	125	-100.0%
Other operating expense	1,640	1,606	2.1%	1,087	50.9%
Total noninterest expense	9,010	9,202	-2.1%	8,442	6.7%
Net income before income taxes	135	5,938	-97.7%	7,883	-98.3%
Income tax expense (benefit)	(486)	1,035	-147.0%	1,270	-138.3%
Net Income	$621	$4,903	-87.3%	$6,613	-90.6%

Earnings per share - basic (1)	$0.04	$0.28	-87.4%	$0.38	-90.8%
Earnings per share - diluted (1)	$0.03	$0.27	-87.4%	$0.36	-90.6%
Weighted-average common shares outstanding - basic (1)	17,577,659	17,485,715		17,291,516
Weighted-average common shares outstanding - diluted (1)	18,296,448	18,489,595		18,392,434

Reconciliation of Net Income (GAAP) to Commercial Bank Operating Earnings (Non-GAAP):
GAAP net income reported above	$621	$4,903		$6,613
Add: Merger and acquisition expense	—	—		125
Add: Loss on sale of available-for-sale investment securities	4,592	—		—
Add (Subtract): Loss (Income) from minority membership interest	801	787		(912)
Subtract: provision for income taxes associated with non-GAAP adjustments	(1,186)	(173)		177
Net Income, core bank operating earnings (non-GAAP)	$4,828	$5,517		$6,003
Earnings per share - basic (non-GAAP core bank operating earnings)(1)	$0.27	$0.32		$0.35
Earnings per share - diluted (non-GAAP core bank operating earnings)(1)	$0.26	$0.30		$0.33

Return on average assets (non-GAAP core bank operating earnings)	0.85%	1.00%		1.18%
Return on average equity (non-GAAP core bank operating earnings)	9.40%	11.11%		11.46%
Efficiency ratio (non-GAAP core bank operating earnings)	60.96%	55.25%		52.76%

Reconciliation of Net Income (GAAP) to Pre-Tax Pre-Provision Income (Non-GAAP):
GAAP net income reported above	$621	$4,903		$6,613
Add: Provision for credit losses	242	729		350
Add: Merger and acquisition expense	—	—		125
Add: Loss on sale of investment securities	4,592	—		—
(Subtract) Add: Income tax (benefit) expense	(486)	1,035		1,270
Pre-tax pre-provision income	$4,969	$6,667		$8,358
Earnings per share - basic (non-GAAP pre-tax pre-provision)(1)	$0.28	$0.38		$0.48
Earnings per share - diluted (non-GAAP pre-tax pre-provision)(1)	$0.27	$0.36		$0.45

Return on average assets (non-GAAP pre-tax pre-provision)	0.88%	1.21%		1.64%
Return on average equity (non-GAAP pre-tax pre-provision)	9.67%	13.42%		15.96%
(1) Amounts above reflect the effect of a 5-for-4 stock split declared on December 15, 2022 for shareholders of record on January 9, 2023, paid on January 31, 2023.

FVCBankcorp, Inc.
Average Statements of Condition and Yields on Earning Assets and Interest-Bearing Liabilities
(Dollars in thousands)
(Unaudited)

	For the Three Months Ended
	3/31/2023			12/31/2022			3/31/2022
	Average	Interest	Average	Average	Interest	Average	Average	Interest	Average
	Balance	Income/Expense	Yield	Balance	Income/Expense	Yield	Balance	Income/Expense	Yield
Interest-earning assets:
Loans receivable, net of fees (1)
Commercial real estate	$1,098,243	$12,680	4.62%	$1,056,611	$11,791	4.46%	$914,106	$9,428	4.13%
Commercial and industrial	202,028	3,423	6.78%	186,785	3,079	6.59%	147,607	1,661	4.50%
Paycheck protection program	1,195	22	7.54%	2,492	37	5.90%	19,421	285	5.87%
Commercial construction	153,534	2,639	6.87%	149,080	2,382	6.39%	180,388	2,149	4.76%
Consumer real estate	345,213	4,048	4.69%	314,415	3,513	4.47%	162,857	1,662	4.08%
Warehouse facilities	24,005	424	7.06%	27,380	445	6.51%	40,624	254	2.50%
Consumer nonresidential	6,752	160	9.45%	8,463	183	8.66%	9,335	168	7.18%
Total loans	1,830,970	23,396	5.11%	1,745,226	21,430	4.91%	1,474,338	15,607	4.23%

Investment securities (2)(3)	327,370	1,638	2.00%	344,011	1,645	1.91%	357,475	1,573	1.76%
Interest-bearing deposits at
other financial institutions	26,206	302	4.68%	36,795	269	2.90%	108,224	45	0.17%
Total interest-earning assets	2,184,546	25,336	4.64%	2,126,032	23,344	4.39%	1,940,037	17,225	3.55%

Non-interest earning assets:
Cash and due from banks	4,805			807			10,824
Premises and equipment, net	1,208			1,284			1,563
Accrued interest and other assets	94,678			89,616			99,522
Allowance for credit losses	(17,044)			(15,332)			(13,852)

Total Assets	$2,268,193			$2,202,407			$2,038,094

Interest-bearing liabilities:
Interest checking	$519,770	$2,915	2.27%	$670,540	$2,634	1.56%	$696,460	$996	0.58%
Savings and money market	295,192	1,503	2.06%	303,137	1,150	1.51%	315,695	348	0.45%
Time deposits	299,054	2,152	2.92%	238,795	1,267	2.11%	184,605	442	0.97%
Wholesale deposits	251,593	2,211	3.56%	133,092	798	2.38%	35,000	43	0.50%
Total interest-bearing deposits	1,365,609	8,781	2.61%	1,345,564	5,849	1.72%	1,231,760	1,829	0.60%

Other borrowed funds	231,257	2,281	4.01%	145,424	1,356	3.70%	25,000	85	1.37%
Subordinated notes, net of issuance costs	19,570	258	5.34%	19,556	257	5.23%	19,515	258	5.35%
Total interest-bearing liabilities	1,616,436	11,320	2.84%	1,510,544	7,462	1.96%	1,276,275	2,172	0.69%

Noninterest-bearing liabilities:
Noninterest-bearing deposits	419,833			465,534			526,239
Other liabilities	26,408			27,635			26,098

Stockholders’ equity	205,516			198,694			209,482

Total Liabilities and Stockholders' Equity	$2,268,193			$2,202,407			$2,038,094

Net Interest Margin		14,016	2.60%		15,882	2.96%		15,053	3.15%
(1)Non-accrual loans are included in average balances.
(2)The average yields for investment securities are reported on a fully taxable-equivalent basis at a rate of 22% for the three months ended March 31, 2023 and 21% for the three months ended December 31, 2022 and March 31, 2022. The taxable equivalent adjustment to interest income for the three months ended March 31, 2023, December 31, 2022, and March 31, 2022 was $2 for each aforementioned period.
(3)The average balances for investment securities includes restricted stock.